Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Marathon Oil Corporation to be filed with U.S. Securities and Exchange Commission on or about January 5, 2023, of all references to our firm and information from our summary reports on the estimated quantities of certain proved reserves of oil and gas as of December 31, 2019 included in or made a part of Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in the prospectus forming part of such Registration Statement.

    NETHERLAND, SEWELL & ASSOCIATES, INC.

    /s/ Richard B. Talley, Jr.
    By:
        Richard B. Talley, Jr., P.E.
    Chief Executive Officer

Houston, Texas
January 5, 2023